UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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FIRST FRANKLIN CORPORATION
(Name of Registrant as Specified In Its Charter)
Lenox Wealth Management, Inc. John C. Lame Jason D. Long
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LENOX	Wealth Management	8044 Montgomery Road Suite 480 Cincinnati, Ohio 45236
Office (513) 618-7080 – (800) 472-5734 – Fax (513) 618-7079		financial solutions since 1887

May 21, 2010

Dear Fellow Shareholders,

Once again we ask our fellow shareholders to not be misled by Mr. Kuntz, Mr. Siemers, and the First Franklin Board.   We have an opportunity to end the entrenchment of management and the Siemers family, and to stop the continued waste and destruction of value at our company.  Please disregard the blue proxy card and vote your shares using the WHITE proxy card.

JACK KUNTZ MAKES QUESTIONABLE CLAIMS ABOUT VALUING SHAREHOLDERS

Shame on Jack Kuntz, Tom Siemers and Senator Richard Finan.  How can Mr. Kuntz claim Franklin values any shareholder, other than the Siemers family, given its record?  We have offered to purchase shares held in the ESOP plan for $15 per share in cash.   This offer was made on March 26th, but the Trustee, Mr. Siemers, has consistently delayed and dodged his fiduciary duty to the ESOP participants regarding this offer.   We further offered to acquire all Franklin shares in a stock for stock transaction valued at $18 per share.    This offer was made on May 7th, but no action has been taken by the Board on this offer.   Our offers should be all of the evidence that is needed to demonstrate that Lenox values the shareholders of Franklin.   Mr. Kuntz and the Franklin Board, by failing to engage us in meaningful dialogue on these offers, or to take them to the other shareholders of Franklin, demonstrates to all shareholders that the Board is more interested in continuing their entrenchment than doing what is right for the shareholders.  Shame on them!

We hope that meaningful dialogue will occur and questions will be answered at this year’s annual shareholders meeting on June 14th.   We sincerely hope this will not be another 2 minute meeting, where the Board refuses to answer the legitimate questions of shareholders.   Somehow, we do not think shareholders who have attended annual meetings in the past would quite agree with Mr. Kuntz’s assertion that Franklin values all shareholders.

Mr. Kuntz claims that First Franklin values every single shareholder, simply because they mail proxy materials to every single shareholder.   At Lenox, we are guilty of trying to run a cost effective proxy contest.  Meanwhile, the Franklin Board is spending exorbitant sums of money to ensure their entrenchment will continue.   They have engaged layer after layer of firms and advisors using shareholder money and are willing to spend whatever it takes to win this election.  Lenox will help bring the same financial discipline to Franklin that we have brought to the proxy contest, and all shareholders will benefit as a result.

JACK KUNTZ MAKES EXCUSES FOR FRANKLIN’S POOR PERFORMANCE

Mr. Kuntz once again tries to mislead you into believing that First Franklin is performing in line with the rest of the industry, and that short-term economic and market factors are the only reasons for our company’s poor long-term performance.

Consider the following quotes from Mr. Kuntz’s letters to us:
•
May 17th: “Banks across the country are reeling from the effects of declining property values, high unemployment and related borrower defaults.  First Franklin is no different.  The challenging economy is a reality, but it is not an excuse.”

•
April 22nd: “As a result of the deep recession of the past two years, banks across the country are incurring losses from the combination of declining property values and related borrower defaults.  First Franklin is no different.  The challenging economy of the past two years is a reality, but it is not an excuse.”

It certainly sounds like Mr. Kuntz is making excuses to us.

While we certainly do not disagree with Mr. Kuntz’s overall statements regarding economic conditions affecting our country and our industry, he is trying to deceive us into believing that First Franklin is somehow performing in line with the rest of the industry.  Attached to this letter is a peer group analysis that illustrates how First Franklin’s performance stacks up against other similarly sized banks that also trade on the Nasdaq.  You will also see how Franklin Savings and Loan performs against similarly sized savings banks in Ohio and across the country.
•	Franklin’s peer group of Nasdaq-traded banks is profitable, as are Ohio savings banks and national savings banks as a whole.
•	Franklin underperforms its peers in almost every key management performance indicator that is available.
•	The published numbers overstate Franklin’s earnings due to asset sales in prior years, and due to continued underfunding of loan loss reserves.

Stop making excuses, Mr. Kuntz.   While these have certainly been challenging economic times, your peers seem to be managing through them much better than Franklin.

JACK KUNTZ CONTINUES TO MISLEAD YOU ABOUT LENOX

Mr. Kuntz also states in his latest letter to shareholders that Mr. Lame and Mr. Long’s record is abysmal.  He goes on to share our current record managing Lenox Wealth Management.   Thank you, Mr. Kuntz, for allowing us the opportunity to address your misinformed statements.

1)  Mr. Kuntz criticizes Lenox by stating that Lenox’s assets have decreased to $5.1 million at the end of 2009, after realizing $7.2 million from the sale of our savings bank subsidiary in 2003.  (To clarify, the bank was sold for $6.8 million.)  Mr. Kuntz tries to mislead you by portraying this as something negative for our shareholders.  What he conveniently forgets to mention is that, in that same period of time, Lenox paid out close to $4.6 million in dividends to shareholders, and repurchased close to $2.2 million in common shares.  Yes, our assets are down by $1.7 million, yet $6.8 million has been distributed to shareholders in the form of dividends and stock repurchases.  The very notion that Mr. Kuntz could criticize us for this stellar record of taking care of our shareholders amply demonstrates that he has absolutely no business in the top spot of our company.

2)  Mr. Kuntz criticizes the $2.8 million special dividend that Lenox paid in 2008.  He states that Lenox had a $96,000 loss, and borrowed $2 million.  What Mr. Kuntz fails to mention is that Lenox had operating cash flow of $580,000 in 2008, beginning cash and securities of over $1.4 million, and no debt on our balance sheet.  Lenox underwent a financial recapitalization to enhance shareholder returns.   We are not surprised that this action would confound Mr. Kuntz and the current Franklin Board.   We were able to return excess cash from the balance sheet and lower our weighted average cost of capital by substituting equity financing for debt financing, all in a transaction that was partially tax free to shareholders as a return of capital.

3)  Mr. Kuntz points out that Mr. Lame is 50% owner of Lenox Wealth Management.   Yes, Mr. Lame has skin in the game at Lenox Wealth Management.  It must be hard for someone with so little invested to understand what it means to have your fortunes tied to the success or failure of the company you run.  After all, Mr. Kuntz was able to account for the majority of his share ownership in our company with a trip to the ATM.   For $50, Mr. Kuntz acquired 5,000 shares of his total ownership of 6,400 shares.   Close to 80% of our President & CEO’s stake in the company was acquired at a mere $.01 per share.  Don’t all CEOs wish they could receive stock options at a penny a share!

4)  Mr. Kuntz states that Lenox’s 12 employees average $163,551 in salaries and benefits (plus more in stock based compensation and employee forgivable loans).   Lenox actually had 17 total employees at year end, with 12 dedicated strictly to wealth management, and an additional 5 on the management, administrative and support side.   The average compensation and benefits, based on our actual number of employees, is therefore $103,000 which includes all forms of compensation.   We would point out that Lenox benchmark’s its performance against our own peer groups, and compensation and benefits compare favorably with our industry.  We have also implemented compensation plans that ensure 30% of the compensation of key employees is at-risk, and subject to the company meeting certain performance goals.

5)  Mr. Kuntz points out that Lenox has a deferred compensation program for key employees with a guaranteed 15% return for the first three years.  We would like to point out that this was a new program implemented in 2008, and this was an introductory rate designed to encourage participation in the plan.  The deferred compensation plan is an excellent benefit that will enable Lenox to recruit top tier talent in the years to come, and is further designed to ensure the long-term commitment of key employees.

It should be noted that neither Mr. Lame nor Mr. Long have any intention of running First Franklin as its President / CEO.  If we win the election, and are given the opportunity to influence the governance of the company, we would immediately begin interviewing candidates with the skills, knowledge and experience required to make our company profitable once more.  We will also make sure there are no more 3-year employment “give aways” to Mr. Kuntz, Mr. Siemers and Ms. Schmidt.

When you vote your proxy this year, please vote for John C. Lame and Jason D. Long by signing, dating and mailing the WHITE proxy card.   Win or lose, we will continue to be an activist shareholder, and we will continue to demand that the Franklin board deliver a return to shareholders…something the board has failed miserably at.

If you have any questions or need further information, please do not hesitate to contact us at 513-618-7080 or the professionals at The Altman Group who are assisting Lenox in this proxy contest.  They can be reached by calling toll free at 1.877.297.1741.

Sincerely,

Lenox Wealth Management

Franklin Savings and Loan
FDIC Peer Group Analysis
May 20, 2010
			S&L's	S&L's
	Better /	Franklin Saving	National	Ohio
	Worse	and Loan	156 Banks	9 Banks
Performance Ratios
ROA	worse	-0.46%	0.50%	0.31%
ROE	worse	-6.26%	0.49%	2.87%

Condition Ratios
Yield on Earnings Assets	better	5.48%	5.37%	5.43%
Cost of Funds	worse	3.25%	2.17%	2.38%
Net Interest Margin	worse	2.23%	3.20%	3.05%
Efficiency Ratio	worse	107.03%	77.08%	71.50%
Assets per employee (millions)	worse	3.42	4.36	5.33
Net Charge-Offs / Loans	worse	0.78%	0.76%	0.75%
Loss Allowance / Loans	worse	1.05%	1.15%	1.23%
Loss Allowance / Noncurrent Loans	worse	32.14%	43.61%	46.73%
Noncurrent Loans / Loans	worse	3.25%	2.65%	2.63%
Equity / Assets	worse	7.12%	10.37%	10.71%
Tier 1 Capital Ratio	worse	10.08%	15.76%	18.20%
Risk-Based Capital Ratio	worse	11.27%	16.78%	19.12%

* The Savings & Loan peer groups represent institutions with assets between $300 - 500MM

First Franklin Corporation					Primary Criteria:	Nasdaq listed - min 5 yrs stock performance data
Peer Group Analysis						Located within 215 miles
May 20, 2010						Deposits between $150-600 million

	1		2	3	4	5	6	7	8
	First Franklin		Cheviot Financial	First Capital	FFD Financial	Wayne Savings	River Valley	NB&T Financial	United
	Corp	Rank	Corp	Inc.	Corp	Bancshares	Bancorp	Group, Inc.	Bancshares
Profile (FDIC)
Subsidiary Bank	Franklin Savings and Loan		Cheviot Savings Bank	First Harrison Bank	First Federal Community Bank	Wayne Savings Community Bank	River Valley Financial Bank	National Bank and Trust Company	The Union Bank
Offices	8		6	13	1	1	1	12	4
Distance	-0-		22 miles	143 miles	211 miles	188 miles	84 miles	37 miles	131 miles
Charter (S&L= Savings & Loan; CB=Commercial Bank)	S&L		S&L	S&L	S&L	S&L	S&L	CB	CB
FDIC Cert #	28668		27946	31223	29787	29847	28565	6731	12969
Location	Cincinnati, OH		Cincinnati, OH	Corrydon, IN	Dover, OH	Wooster, OH	Madison, IN	Wilmington, OH	Columbus Grove, OH
Regulator	OTS		OTS	OTS	OTS	OTS	OTS	OCC	FDIC
Ticker Information (Yahoo Finance - 5/20/10)
Ticker	FFHS		CHEV	FCAP	FFDF	WAYN	RIVR	NBTF	UBOH
Exchange	Nasdaq		Nasdaq	Nasdaq	Nasdaq	Nasdaq	Nasdaq	Nasdaq	Nasdaq
Closing Price	$10.00		$8.38	$14.98	$15.00	$8.25	$13.50	$18.00	$9.60
Shares Outstanding	1.68MM		8.72MM	2.78MM	1.02MM	3.02MM	1.50MM	3.39MM	3.44MM
Market Cap	$18.47MM		$73.12MM	$41.6MM	$15.22MM	$24.94MM	$20.30MM	$61.09MM	$33.06MM
Enterprise Value	$47.20MM		$102.49MM	$51.76MM	$23.64MM	$64.60MM	$94.98MM	$101.41MM	$94.77MM
Trailing Annual Dividend Yield	0.00%	8	4.90%	4.80%	4.80%	2.60%	6.00%	6.40%	6.30%
5-Year Average Dividend Yield	2.80%	8	3.70%	4.20%	3.80%	4.40%	5.60%	6.20%	4.60%
Price / Book *	0.88	3	1.02	0.89	0.80	0.68	0.82	0.87	0.62
Stock Performance (Morningstar)
1-Year *	84.00%	1	3.70%	9.70%	25.20%	48.20%	9.90%	25.90%	4.70%
3-Year	-10.80%	6	-11.20%	-1.70%	-2.90%	-11.40%	-1.80%	0.40%	-10.70%
5-Year	-7.00%	7	-2.10%	1.20%	0.00%	-8.10%	-1.70%	0.50%	-4.70%
10-Year	3.40%	5 / 7	n/a	7.40%	8.30%	2.10%	14.10%	4.00%	1.20%
Balance Sheet (FDIC - 12/31/09)
Assets	$301,236		$335,693	$455,679	$197,618	$403,269	$395,858	$716,704	$615,029
Loans	$242,233		$246,778	$312,555	$169,482	$250,599	$276,134	$428,717	$403,011
Deposits	$246,273		$244,110	$375,590	$164,953	$310,409	$279,161	$601,213	$472,469
Book Equity	$21,443		$54,242	$44,978	$17,760	$35,680	$35,352	$76,278	$60,164
Performance Ratios (Yahoo Finance - 5/20/10)
ROA	-0.50%	8	0.38%	0.21%	0.48%	0.49%	0.53%	1.44%	0.55%
ROE	-6.69%	8	1.91%	2.04%	5.15%	5.56%	6.38%	13.88%	5.64%
Condition Ratios (FDIC - 12/31/09)
Yield on Earnings Assets	5.48%	3	5.19%	5.44%	5.79%	5.45%	5.41%	4.91%	5.87%
Cost of Funds	3.25%	8	2.11%	2.03%	2.23%	1.95%	2.54%	1.09%	2.13%
Net Interest Margin	2.23%	8	3.08%	3.41%	3.56%	3.50%	2.87%	3.81%	3.74%
Efficiency Ratio	107.03%	8	74.82%	73.35%	74.83%	70.00%	66.30%	44.84%	54.39%
Assets per employee (millions)	3.42	6	5.79	3.30	3.59	3.73	4.66	3.09	4.56
Net Charge-Offs / Loans	0.78%	6	0.24%	1.40%	0.18%	0.55%	0.63%	0.55%	1.42%
Loss Allowance / Loans	1.05%	2	0.35%	0.55%	0.76%	0.83%	0.94%	0.84%	1.18%
Loss Allowance / Noncurrent Loans	32.14%	6	38.05%	27.52%	65.38%	48.88%	36.26%	34.45%	31.20%
Noncurrent Loans / Loans	3.25%	7	1.08%	2.02%	1.17%	1.70%	2.58%	2.45%	3.77%
Equity / Assets	7.12%	8	16.16%	9.85%	8.99%	8.85%	8.93%	10.64%	9.78%
Tier 1 Capital Ratio	10.08%	8	32.39%	13.39%	11.45%	13.04%	12.51%	15.75%	10.76%
Risk-Based Capital Ratio	11.27%	8	32.91%	13.99%	12.29%	13.90%	13.45%	16.58%	11.78%

* Franklin's 1-year stock performance is largely the result of Lenox's activities including open market purchases, director nominations and cash and stock offers.